Exhibit 99.1

Mesa Labs Announces Fourth Quarter and Fiscal Year 2026 Results

Lakewood, Colorado, May 27, 2026 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“Mesa” or “the Company”), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its fourth fiscal quarter (“4Q26”) and fiscal year (“FY26”) ended March 31, 2026 (amounts in thousands).

4Q26 Financial Summary – (comparisons are versus the same prior year period)

●	Revenues increased 2.6%
●	Non-GAAP organic and core organic revenues[1] growth was 2.6% and (0.6)%, respectively
●	Operating income increased 87% to $2,748
●	Non-GAAP adjusted operating income (“AOI”) excluding unusual items[2] increased 49.2% and was 28.7% as a percentage of revenues
●	Repaid $14,700 of debt and reduced Total Net Leverage Ratio[3] to 2.11

Full FY26 Financial Summary – (comparisons are versus the prior fiscal year)

●	Revenues increased 3.4%
●	Non-GAAP organic and core organic revenues growth was 3.4% and 1.2%, respectively
●	Operating income increased 13.3% to $18,511
●	Non-GAAP adjusted operating income excluding unusual items increased 11.9% and was 25.5% as a percentage of revenues

We operate a diversified business across four divisions: Sterilization and Disinfection Control (“SDC”), Biopharmaceutical Development (“BPD”), Calibration Solutions (“CS”), and Clinical Genomics (“CG”).

Executive Commentary (amounts in thousands)

“As announced in March, I am in the middle of my onboarding journey as I am conducting my first 100 days review of the businesses since joining Mesa on April 13. I want to share that I am even more excited today than the day I joined. The Mesa diversified platform has tremendous potential to create shareholder value while delivering on our promise to Protect the Vulnerable. Upon completion of my 100-day review of our business, I am looking forward to begin meeting with our shareholders and discussing my vision for the Company moving forward. I also expect to be in position to provide rest of the year guidance along with the release of H1 results,” said Siddhartha Kadia, President and CEO of Mesa.

“We delivered 2.6% organic (-0.6% core organic) revenues growth in 4Q26 resulting from significant growth in SDC, which was aided by a reduction in backlog to more normalized levels, a less volatile quarter in CG and a positive impact from FX. This strong growth was mostly offset by a significant decline in BPD revenues, due to challenges associated with commercial execution during the quarter as well as shipping delays associated with export controls that prevented the shipment of several Peptide systems during the quarter. While we have experienced some loosening of export controls for Peptide systems over the past 30 days, we know that there is still work to be done to enable BPD to return to more consistent and acceptable growth rates. Despite the challenges we face in BPD, we expect our overall revenues to return to positive core organic growth in 1Q27,” said John Sakys, Chief Financial Officer of Mesa.

“Profitability for the quarter, as measured by AOI excluding unusual items as a percentage of revenues, was strong at 28.7% versus 19.7% for 4Q25, driven largely by SDC backlog clearance, improving volumes, and favorable product mix and benefits from cost realignment actions taken at the end of 2Q26, which more than overcame headwinds of 70 bps from FX and a negligible impact from tariffs. Moving forward we expect this percentage to moderate closer to the mid 20’s as our product mix normalizes and we continue to increase investments in SDC during the first half of FY27 aimed at driving future organic growth,” added Mr. Sakys.

“For the year, revenues were $249,130 which resulted in 3.4% organic (1.2% core organic) revenues growth. Profitability as measured by AOI excluding unusual items increased 11.9% to $63,487, or 25.5% as a percentage of revenues, an increase of 200 bps versus FY25, despite facing FX headwinds of 80 bps. For the year, we generated $39,581 of free cash flow4 which was used primarily to pay down debt, including $14,700 during the fourth quarter, which reduced our total Net Leverage Ratio to 2.11,” concluded Mr. Sakys.

Financial Results (unaudited, amounts in thousands, except per share data)

Fourth Quarter Fiscal Year 2025

Total revenues were $63,724, an increase of 2.6% compared to 4Q26. Operating income increased 87% to $2,748 (which included $6,720 of CEO transition costs of which $3,731 was comprised of accelerated stock compensation expense). Net loss was $4,136, a decrease of 41.9% or $(0.75) per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was (0.6)% and AOI increased 26.3% to $15,291, or $2.76 per diluted share of common stock, compared to 4Q25. As detailed in the Unusual Items table below, AOI for 4Q26 and 4Q25 was negatively impacted by unusual items totaling $2,989 and $152, respectively. Excluding the unusual items for 4Q25, AOI increased 49.2% to $18,280. A reconciliation of non-GAAP measures is provided in the tables below. Total Net Leverage Ratio was 2.11 as of March 31, 2026.

Full Fiscal Year 2026

Total revenues were $249,130, an increase of 3.4% compared to FY25. Operating income increased 13.3% to $18,511. Net income was $6,712, an increase of 440.0% or $1.21 per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was 1.2% and AOI increased 10.5% to $59,650, or $10.72 per diluted share of common stock compared to FY25. As detailed in the Unusual Items table below, AOI for FY26 and FY25 was negatively impacted by unusual items totaling $3,837 and $2,732, respectively. Excluding the unusual items for FY26 and FY25, AOI increased 11.9% to $63,487. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

	Revenues		Organic Revenues Growth[1]		Core Organic Revenues Growth

(Amounts in thousands)	Three Months Ended March 31, 2026	Year Ended March 31, 2026	Three Months Ended March 31, 2026	Year Ended March 31, 2026	Three Months Ended March 31, 2026	Year Ended March 31, 2026
SDC	$29,136	$101,567	17.7%	8.7%	11.5%	4.7%
BPD	8,847	48,626	(29.9)%	(0.2)%	(31.6)%	(2.5)%
CS	13,559	53,551	2.3%	3.5%	2.1%	3.5%
CG	12,182	45,386	5.8%	(3.6)%	4.0%	(4.9)%
Total	$63,724	$249,130	2.6%	3.4%	(0.6)%	1.2%

Sterilization and Disinfection Control (46% of revenues in 4Q26) revenues were $29,136 for the quarter, which resulted in organic revenues growth of 17.7% for the quarter and 8.7% for the year. During 4Q26, we were able to continue the acceleration of our production capabilities we first saw in 3Q26 and we were able to reduce our backlog by approximately $2.0M to more normalized levels, which, along with modest price increases and the impact of FX, resulted in strong organic growth for both the quarter and the full year. Without the backlog clearance, the growth for 4Q26 would have been approximately 9.3%. While we have made significant progress in improving our manufacturing processes during FY26, which has allowed for more consistent production during the second half of FY26, there is still more work to be done until we can be confident that all of the issues we have historically experienced are fully resolved.

Gross profit percentage increased 270 bps for the quarter and 10 bps for the year (normalizing for $1,232 of non-cash inventory step up purchase accounting charges in FY25) primarily due to increases in revenues, partially offset by the impact of FX. Excluding the impact of FX, gross profit percentage would have been 74.3% for the quarter and 71.3% for the year.

Calibration Solutions (21% of revenues in 4Q26) revenues were $13,559 for the quarter, which resulted in organic revenues growth of 2.3% for the quarter and 3.5% for the year. The increases were primarily driven by commercial momentum and price increases. Gross profit percentage increased 520 bps for the quarter and 50 bps for the year. The increase for 4Q26 was primarily due to increased revenues and favorable product mix. The increase for FY26 was primarily due to increased revenues and product mix, partially offset by 20 bps of tariffs.

Biopharmaceutical Development (14% of revenues in 4Q26) revenues were $8,847 for the quarter, which resulted in organic revenues decline of 29.9% for the quarter and 0.2% for the year. The decrease for the quarter was driven by significantly lower sales for both IAS and Peptide systems, primarily due to commercial execution and shipping delays associated with export controls that prevented the shipment of several Peptide systems during the quarter, partially offset by the impact of FX. The decrease for the year was driven by lower IAS sales and shipping delays associated with export controls, partially offset by growth in peptides and the impact of FX.

Gross profit percentage increased 130 bps for the quarter and decreased 270 bps for the year. The increase for the quarter resulted from positive product mix, partially offset by 320 bps of negative impact from FX and tariffs. The decrease for the year was primarily due to unfavorable product mix and 260 bps of negative impact from FX and tariffs.

Clinical Genomics (19% of revenues in 4Q26) revenues were $12,182 for the quarter, which resulted in organic revenues growth of 5.8% for the quarter and an organic revenues decline of 3.6% for the year. The increase for the quarter was driven by growth outside of China of 11.4% and the impact of FX, partially offset by a contraction in revenues from China of approximately $500, or 34%. The decrease for the year was driven by a contraction of China revenues of approximately $5.2 million, or 57.4%, partially offset by 9.1% growth outside of China and the impact of FX. We expect to see flat or a significantly slower decline in revenues from China moving forward and expect to continue our modestly positive momentum in FY27 in the rest of the world.

Gross profit percentage increased 570 bps for the quarter and 280 bps for the year primarily due to manufacturing and supply chain efficiency improvements, lower personnel-related costs attributable to our cost mitigation efforts in 2Q26, and favorable geographic product mix, as sales outside of China typically generate higher margins.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.”

1 Organic revenues growth is defined as reported revenues growth excluding the impact of acquisitions and core organic revenues growth is defined as organic revenues growth excluding currency translation. A reconciliation of these non-GAAP measures to their GAAP counterpart is set forth below.

2 Adjusted operating income and adjusted operating income per share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, and depreciation and impairment of goodwill and long-lived assets. These measures are also presented excluding unusual items. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense.

4 Free cash flow is derived from the Consolidated Statements of Cash Flows and is defined as net cash provided by operating activities less purchases of property, plant and equipment. A reconciliation of this non-GAAP measure is set forth below.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “seek,” “expect,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2025, and our Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Siddhartha Kadia; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2025)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
Revenues	$63,724	$62,135	$249,130	$240,978
Cost of revenues	21,519	23,723	90,860	90,108
Gross profit	42,205	38,412	158,270	150,870
Operating expenses	39,457	36,943	139,759	134,534
Operating income	2,748	1,469	18,511	16,336
Nonoperating expense (income)	4,341	1,008	6,497	10,375
(Loss) earnings before income taxes	(1,593)	461	12,014	5,961
Income tax expense	2,543	7,575	5,302	7,935
Net (loss) income	$(4,136)	$(7,114)	$6,712	$(1,974)

Earnings per share (basic)	$(0.75)	$(1.31)	$1.22	$(0.36)
Earnings per share (diluted)	(0.75)	(1.31)	1.21	(0.36)

Weighted average common shares outstanding:
Basic	5,544	5,439	5,514	5,421
Diluted	5,544	5,439	5,565	5,421

 Consolidated Condensed Balance Sheets

(Amounts in thousands)	March 31, 2026	March 31, 2025
Cash and cash equivalents	$26,928	$27,321
Other current assets	79,340	75,364
Total current assets	106,268	102,685
Noncurrent assets	321,479	330,663
Total assets	$427,747	$433,348

Liabilities	$241,502	$273,518
Stockholders’ equity	186,245	159,830
Total liabilities and stockholders’ equity	$427,747	$433,348

Reconciliation of Non-GAAP Measures

(Unaudited)

GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
Operating income (GAAP)	$2,748	$1,469	$18,511	$16,336
Amortization of intangible assets	4,485	6,143	18,017	19,145
Stock-based compensation expense	6,793	3,138	17,868	13,142
Depreciation expense	1,265	1,354	5,254	5,382
AOI (non-GAAP)	$15,291	$12,104	$59,650	$54,005

Unusual items – before tax
Non-cash GKE inventory step-up1	$--	$--	$--	$1,232
GKE integration costs[2]	--	152	--	1,500
Severance costs[3]	--	--	848	--
CEO transition costs[4]	2,989	--	2,989	--
Total impact of unusual items on AOI – before tax	$2,989	$152	$3,837	$2,732

AOI excluding unusual items (non-GAAP)	$18,280	$12,256	$63,487	$56,737

AOI per share - basic (non-GAAP)	$2.76	$2.23	$10.82	$9.96
AOI per share - diluted (non-GAAP)	$2.76	2.23	$10.72	9.96

AOI excluding unusual items per share – basic (non -GAAP)	$3.30	2.25	$11.51	10.47
AOI excluding unusual items per share – diluted (non-GAAP)	$3.30	2.25	$11.41	10.47

Weighted average common shares outstanding:
Basic	5,544	5,439	5,514	5,421
Diluted	5,544	5,439	5,565	5,421

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting

2 GKE integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool and professional auditing services related to the audit of purchase accounting

3 Severance charges recorded in 2Q26 for individuals in each of our business units and corporate functions. The charges affected employees in each of our Asia Pacific, Europe, and North America geographies.

4 CEO transition costs primarily consist of severance costs, fees paid to a search firm, and legal costs.

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended March 31, 2025	Year Ended March 31, 2025
Total revenues growth	2.6%	3.4%
Impact of acquisitions	--%	--%
Organic revenues growth (non-GAAP)	2.6%	3.4%
Currency translation	(3.2)%	(2.2)%
Core organic revenues growth (non-GAAP)	(0.6)%	1.2%

Free Cash Flow (Unaudited)

(Amounts in thousands, except per share data)	Year Ended March 31,
	2026	2025
Net cash provided by operating activities (GAAP)	$42,831	$46,808
Purchases of property, plant and equipment (GAAP)	(3,250)	(4,249)
Free cash flow (non-GAAP)	$39,581	$42,559

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth, in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts our operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds these measures to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets, as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense, as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense, as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets, as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per share presented in the reconciliation above are defined as adjusted operating income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management relies (and investors should rely) on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.